UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): June 15, 2018

HANMI FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-30421	95-4788120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010
(Address of Principal Executive Offices) (Zip Code)

(213) 382-2200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)        On June 15, 2018, Hanmi Financial Corporation (“Hanmi”) announced that C. G. Kum will retire as Chief Executive Officer of Hanmi and Hanmi Bank, effective in May 2019. Mr. Kum will remain on the Board of Directors of Hanmi and Hanmi Bank until May 2019.

On June 15, 2018, Hanmi and Hanmi Bank entered into an amended and restated employment agreement with Mr. Kum (the “Employment Agreement”) that supersedes and replaces the Employment Agreement, dated April 27, 2017, by and among Hanmi, Hanmi Bank and Mr. Kum.  The term of the Employment Agreement will be until May 3, 2019, unless employment is terminated earlier pursuant to the terms of the Employment Agreement.  Mr. Kum will receive an annual base salary of $675,000 (subject to annual review) and be eligible to participate in Hanmi Bank’s annual bonus plan.  In addition, Mr. Kum will be eligible to participate in the employee benefit plans offered by Hanmi Bank, and will be reimbursed for reasonable business expenses incurred and be provided a country club membership and car allowance.  Additionally, Hanmi will pay directly or reimburse Mr. Kum for the cost of premiums for term life insurance coverage of $1 million.

If Mr. Kum’s employment is terminated by Hanmi Bank without “cause” or he voluntarily resigns for “good reason” (as such terms are defined in the Employment Agreement), he will receive: (1) all unpaid salary and accrued but unused vacation through the date of termination; (2) one year of base salary in twelve equal monthly installments; and (3) a prorated portion of the prior year’s bonus in a cash lump sum payment.  Hanmi will also pay or reimburse Mr. Kum for up to 18 months of health insurance coverage at the same level as maintained for him at the date of his termination. Additionally, all outstanding but unvested stock options, restricted stock and other equity awards that would otherwise vest in him solely due to the passage of time within the one-year period after his termination of employment will become vested.  Any performance-based vesting equity awards will vet in accordance with the terms of the plan document and applicable award agreement in the event of such termination.

If Mr. Kum’s remains employed until the end of the term of the Employment Agreement, he will receive one year of base salary payable in accordance with Hanmi’s regular payroll practices over a twelve month period commencing on his date of termination in exchange for an agreement to provide consulting services to Hanmi for one year following such termination.

If Mr. Kum’s employment is terminated by Hanmi (or any successor) without “cause” or voluntarily resigns for “good reason” on or within 18 months after the effective time of a change in control of Hanmi or Hanmi Bank, he will receive within 30 days thereafter a cash lump sum payment equal to 2.5 times the sum of his: (1) highest then-current base salary; and (2) then-maximum annual bonus.  He will also be entitled to the health care coverage that would otherwise be provided for him in the event of his termination without cause and will vest in all his time-based vested equity awards.  His performance-based vested equity awards will vest in accordance with the terms of the plan document and applicable award agreement.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement that is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

(c) On June 15, 2018, Bonita Lee was named the President of Hanmi and Hanmi Bank. Ms. Lee, age 55, has served as Senior Executive Vice President and Chief Operating Officer of Hanmi and Hanmi Bank since August 2013. Prior to joining Hanmi Bank, Ms. Lee was the Senior Executive Vice President and Chief Operating Officer of BBCN Bank and BBCN Bancorp, Inc., where she was named Acting President and Chief Operating Officer from February 2013 to April 2013 and carried out the duties of the Chief Executive Officer during a management transition period at BBCN Bank. Ms. Lee is not a party to any transaction with Hanmi or Hanmi Bank that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.

(e)        The response to this item is incorporated by reference to (b) above.

A copy of the press release, dated June 15, 2018, announcing the retirement of Mr. Kum and the promotion of Ms. Lee is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. None

(b)	Pro forma financial information. None

(c)	Shell company transactions: None

(d)	Exhibits.
	10.1	Amended and Restated Employment Agreement by and among Hanmi Financial Corporation, Hanmi Bank and C. G. Kum dated June 15, 2018

	99.1	Press release dated June 15, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANMI FINANCIAL CORPORATION

Date: June 15, 2018	By:	/s/ C. G. Kum
C. G. Kum
Chief Executive Officer